UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 27, 2011
Advanced Energy Industries, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-26966	84-0846841

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1625 Sharp Point Drive, Fort Collins, Colorado	80525

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (970) 221-4670

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05	Costs Associated with Exit or Disposal Activities
Advanced Energy Industries, Inc. (the “Company”) announced today that as part of its long-term strategic plan, the Company is implementing several initiatives to further its long-term globalization strategy. In order to foster growth and enhance profitability, the Company is beginning with the alignment of its manufacturing and R&D resources. The Company committed to the initiatives on September 27, 2011 and expects the initial actions will be completed in the third quarter of 2011.
Under the plan, Advanced Energy will align its engineering resources with the geographic footprint of its customer base. By localizing R&D within the major geographies it serves, the Company will improve its time to market and distance to key customers, creating a more highly-focused and responsive development team. In addition, by leveraging its successful manufacturing operation in China, the Company will transition the manufacture of certain solar inverter subcomponents to its Shenzhen factory. This will lower product costs for its solar energy business worldwide and enable regional fulfillment for complete products in the growing Asian market. The final assembly and testing of solar inverter products in the Company’s other markets such as North America will remain in close proximity to each region’s customers. Collectively, these steps will enable the Company to more efficiently use its resources to bolster its financial results and better manage the cyclicality of its markets. The aim is to lower fixed costs for the Company going forward.
The first step of this restructuring will be a reduction of the Company’s workforce, primarily in the thin films business unit, resulting in annual savings of approximately $6 million. The affected employees have been notified and the Company anticipates a smooth transition. As a result of the reduction, the Company expects to take a charge in the third quarter related to the restructuring of approximately $2.5 to $3.5 million.
Secondly, over the next 12-18 months, the Company will continue to evaluate its cost structure as it closes facilities and relocates certain functions to different regions worldwide. As a result, the Company anticipates further charges in the amount of $8 to $12 million, principally for space consolidation, and another $1 million in additional severance costs over this timeframe. Consequently, the Company expects total charges of $12 to $16 million for the initiatives announced today, approximately $9 to $13 million of which will be cash expenditures. The actions taken today as well as other cost savings initiatives and margin improvements are expected to deliver annual savings of approximately $16 to $20 million.
The Company issued a press release on September 28, 2011, announcing the restructuring plan, a copy of which is attached to this Form 8-K as Exhibit 99.1.

Item 7.01	Regulation FD Disclosure
The expected $2.5 to $3.5 million charge in connection with the reduction of the Company’s workforce as part of the restructuring was not anticipated at the time the Company provided guidance on July 25, 2011. Although the Company has yet to close the quarter, the Company expects to be at or slightly below the low end of earnings guidance, and with the charge this quarter expects to be below earnings guidance.
The Company issued a press release on September 28, 2011, announcing the restructuring plan and the related charge, a copy of which is attached to this Form 8-K as Exhibit 99.1.

The Company’s expectations with respect to the financial results it expects to report for the third quarter ending September 30, 2011, and its expectations with respect to the cost, timing and impact of the initiatives described in this Form 8-K and other statements that are not historical information are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Such risks and uncertainties include, but are not limited to: the effects of global macroeconomic conditions upon demand for the Company’s products; the volatility and cyclicality of the industries the Company serves, particularly the semiconductor industry; the continuation of RPS (renewable portfolio standards); the timing and availability of incentives and grant programs in the US and Europe related to the renewable energy market; renewable energy project delays resulting from solar panel price declines, the availability of financing and increased competition in the solar inverter equipment market; the timing of orders received from customers; the Company’s ability to realize benefits from cost improvement efforts and any restructuring plans; the ability to source materials and manufacture products; unanticipated changes to management’s estimates, reserves or allowances and adjustments that may be made as the Company closes the books and finalizes third quarter financial statements. These and other risks are described in Advanced Energy’s Form 10-K, Forms 10-Q and other reports and statements filed with the Securities and Exchange Commission. These reports and statements are available on the SEC’s website at www.sec.gov. Copies may also be obtained from Advanced Energy’s website at www.advancedenergy.com or by contacting Advanced Energy’s investor relations at 970-407-6555. Forward-looking statements are made and based on information available to the Company on the date of this Form 8-K. The Company assumes no obligation to update the information in this Form 8-K.

Item 9.01	Financial Statements and Exhibits
99.1	Press release dated September 28, 2011 by Advanced Energy Industries, Inc. announcing the restructuring plan

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Advanced Energy Industries, Inc.
Date: September 28, 2011	/s/ Thomas O. McGimpsey
Thomas O. McGimpsey
Executive Vice President of Corporate Development, General Counsel & Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release dated September 28, 2011 by Advanced Energy Industries, Inc. announcing restructuring plan